As Filed with the Securities and Exchange Commission on February 6, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

ASCONI CORPORATION

(Exact name of Registrant as specified in its charter)

Nevada	2084	91-1395124
(State or other jurisdiction of	(Primary standard industrial	(I.R.S. Employer
incorporation or organization)	classification code number)	Identification Number)

1211 Semoran Blvd, Suite 141

Casselberry, Florida 32707

(407) 679-9463

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Constantin Jitaru

Chairman, President and Chief Executive Officer

Asconi Corporation

1211 Semoran Blvd, Suite 141

Casselberry, Florida 32707

(407) 679-9463

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffery A. Bahnsen, Esq.

Greenberg Traurig P.A.

450 S. Orange Avenue, Suite 650

Orlando, FL 32801

(407) 420-1000

Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this Registration Statement, as determined in light of market conditions and other factors.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per Share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)

Common stock, par value $.001 per share	619,386 shares	$7.05	$4,366,671	$553.26

(1)	Consists of: (i) 302,286 shares of common stock issued in January 2004 and in a private placement in December 2003; and (ii) 317,100 shares of common stock issuable upon the exercise of warrants issued in the same private placement.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, and based upon the average of the high and low price of the Registrant’s common stock on the American Stock Exchange on February 4, 2004.
(3)	Paid herewith.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated February 6, 2004

PROSPECTUS

619,386 SHARES

ASCONI CORPORATION

COMMON STOCK

This prospectus relates to offers and sales from time to time by the selling stockholders listed in this prospectus of up to 302,286 shares of our common stock, par value $0.001, issued in January 2004 and in a private placement in December 2003, and 317,100 shares of our common stock issuable upon the exercise of warrants issued in the same private placement.

The selling stockholders may sell the shares of common stock at various times and in various types of transactions, including sales in the open market, sales in negotiated transactions and sales by a combination of these methods. The shares may be sold at market prices prevailing at the time of sale or at privately negotiated prices. The securities offered by this prospectus were issued to the selling stockholders in transactions exempt from registration under the Securities Act of 1933, as amended.

We will not receive any proceeds from such sales by the selling stockholders. We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares.

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and is traded on the American Stock Exchange under the symbol “ACD.” The last reported sales price of our common stock on the American Stock Exchange on February 4, 2004 was $6.99 per share.

You should read this document and any prospectus supplement carefully before you invest. You should carefully review and consider the information under the heading “ Risk Factors” beginning on page 2 and “Cautionary Statement About Forward-Looking Statements” beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission (SEC) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February    , 2004

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus in connection with the offer contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in our affairs since the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities other than those specially offered hereby or of any securities offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specially indicates that another date applies.

This prospectus has been prepared based on information provided by us and by other sources that we believe are reliable. This prospectus summarizes certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of what we discuss in this prospectus. In making a decision to invest in our common stock, you must rely on your own examination of our company and the terms of the offering, including the merits and risks involved.

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We have not authorized anyone else to give you different information. These securities are not being offered in any state or other jurisdiction that does not permit the offer. We will disclose any material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the Securities and Exchange Commission incorporated by reference in this prospectus.

All references in this prospectus to the “Company,” “Asconi,” “we,” “us” or “our” are to Asconi Corporation and its subsidiaries.

i

SUMMARY

This Summary highlights selected information from this prospectus and does not contain all of the information that may be important to you. To fully understand Asconi and this offering of our common stock by some of our stockholders, you should read carefully this entire prospectus and the other documents to which you have been referred. In particular, please read the section entitled “Risk Factors” beginning on page 2 and the section “Where you can find more information” on page 10.

The Company

We are an export-oriented producer of wines and spirits with production facilities located in Eastern Europe. We currently market our products in 17 countries worldwide offering a portfolio of over 350 items in 50 product lines. We are vertically integrated into every aspect of wine and spirits production and distribution, from processing of grapes to distribution of alcoholic beverages. We have four core business functions:

•	International and regional distribution of bottled wines and spirits;

•	Grape processing and production of a large variety of wines;

•	Processing, storage and aging of wine;

•	Production of spirits including vodka and brandy.

Our principal executive offices are located at 1211 Semoran Boulevard, Suite 141, Casselberry, Florida 32707, and our telephone number is (407) 679-9463. We maintain a homepage on the Internet at http://www.asconi.com/. That web site is not a part of this prospectus.

The Offering

Common stock offered	Up to 619,386 shares of common stock may be offered from time to time by the selling stockholders, including 317,100 shares issuable upon the exercise of warrants held by the selling stockholders.

Offering price	All or part of the shares offered hereby may be sold from time to time in amounts and on terms to be determined by the selling stockholders at the time of the sale.

Risk Factors	See “Risk Factors” section for a discussion of factors you should carefully consider before deciding to purchase the shares of common stock offered under this prospectus.

Use of proceeds	We will not receive any proceeds from the sale by the selling stockholders of the shares of common sock covered by this prospectus. However, we will receive proceeds from the selling stockholders if and when the selling stockholders exercise warrants for the purchase of 317,100 shares of our common stock at exercise prices from $8.52 to $1.50 per share. If all of the warrants are exercised, we will receive gross proceeds of $2,499,292. Any such proceeds will be used for general corporate purposes.

American Stock Exchange symbol	ACD

RISK FACTORS

In addition to the other information set forth elsewhere in this prospectus, you should carefully consider the following factors when evaluating Asconi. An investment in Asconi will be subject to risks inherent in our business. The trading price of our shares will be affected by the performance of our business relative to, among other things, our competitors, market conditions, and general economic and industry conditions. The value of an investment in Asconi may decrease, resulting in a loss. The risk factors listed below are not all inclusive. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also significantly impair our business, financial condition and results of operations. If any of the following risks actually occurs, our business, financial condition and results of future operations could be materially and adversely affected. In such case, the trading price of our shares could decline, and you could lose all or part of your investment.

Our profits depend largely on third parties who distribute our wine in Russia.

We sell our products to distributors for resale to retail outlets including grocery stores, package liquor stores, club and discount stores and restaurants. Sales to our largest distributor in Russia represented approximately 24% of our revenues for the fiscal years ended December 31, 2002 and 2003. Sales to our three largest distributors combined, all of whom are in Russia, represented approximately 62% of our revenues for the fiscal years ended December 31, 2002 and 2003, and are expected to continue to represent a substantial amount of our net revenues in the near future. The replacement or poor performance of our major distributors or our inability to collect accounts receivable from our major distributors could materially and adversely affect our results of operations and financial condition. Distribution channels for beverage alcohol products have been characterized in recent years by rapid change, including consolidations of certain distributors. In addition, distributors and retailers of our products offer products, which compete directly with our products for retail shelf space and consumer purchases. Accordingly, there is a risk that these distributors or retailers may give higher priority to products of our competitors. In the future, our distributors and retailers may not continue to purchase our products or provide our products with adequate levels of promotional support. Changes in the financial condition of this distributor or consumer spending in Russia could affect both the quantity and price level of wines that customers are willing to purchase.

We depend on the services of our chief executive officer and our chief financial officer, and implementation of our business plan could be seriously harmed if we lost the services of either one.

We depend heavily on the services of Constantine Jitaru, our Chairman, Chief Executive Officer and President, and Mr. Anatolie Sirbu, our Chief Financial Officer. We do not have an employment agreement with either Mr. Jitaru or Mr. Sirbu, nor do we have a “key person” life insurance policy on either Mr. Jitaru or Mr. Sirbu to cover our losses in the event of the death of either individual. There can be no assurance that these persons will remain in their management positions with us, and the loss of services of either of these two people could have an adverse affect on our business, financial condition and results of operation.

Due to the seasonality of the wine business our revenues may be subject to fluctuations or the results of our operations may suffer.

Our revenues and operating results may vary from quarter to quarter due to factors beyond our control. For example, sales volume tends to increase during summer months and the holiday season and decrease after the holiday season. As a result, our sales and earnings are typically highest during the fourth calendar quarter and lowest in the first calendar quarter. Seasonal factors also affect our level of borrowing. For example, our borrowing levels typically are highest during fall when we have to pay growers for grapes harvested and make payments related to the harvest. These and other factors may cause fluctuations in the market price of our common stock.

The wine and spirits industries is intensely competitive and highly fragmented.

Our wines compete in all of the wine market segments with many other Moldovan and foreign wines. Our wines also compete with popular-priced generic wines and with other alcoholic and, to a lesser degree, non-alcoholic beverages, for shelf space in retail stores and for marketing focus by our independent distributors, many of which carry extensive brand portfolios.

Our sales could be negatively affected by our inability to maintain or increase prices, changes in geographic or product mix, a general decline in wine consumption or the decision of our wholesale customers, retailers or consumers to purchase competitive products instead of our products. Wholesaler, retailer and consumer purchasing decisions are influenced by, among other things, the perceived absolute or relative overall value of our products, including their quality or pricing, compared to competitive products. Unit volume and dollar sales could also be affected by pricing, purchasing, financing, operational, advertising or promotional decisions made by wholesalers and retailers which could affect their supply of, or consumer demand for, our products. We could also experience higher than expected selling, general and administrative expenses if we find it necessary to increase advertising or promotional expenditures, or the number of our personnel to maintain our competitive position, or for other reasons.

The wine industry has experienced significant consolidation. Many of our competitors have greater financial, technical, marketing and public relations resources than we do. Our sales may be harmed to the extent we are not able to compete successfully against such wine or alternative beverage producers.

We may not be able to acquire enough quality grapes for our wines.

The adequacy of our grape supply is influenced by consumer demand for wine in relation to industry-wide production levels. While we believe that we can secure sufficient supplies of grapes from grape supply contracts with independent growers, we cannot be certain that grape supply shortages will not occur. A shortage in the supply of wine grapes could result in an increase in the price of some or all grape varieties and a corresponding increase in our wine production costs. If we cannot increase prices because of competitive pressure, increased grape supply costs could have a negative impact on our operating results.

We generally do not have long term supply contracts and we are subject to price fluctuations for grapes and grape-related materials.

Our business is heavily dependent upon raw materials, such as grapes, grape juice in bulk, grains and packaging materials from third-party suppliers. We could experience shortage of raw material supply, production or shipment difficulties, which could adversely affect our ability to supply goods to our customers. We are also directly affected by increases in the costs of such raw materials. In the past, we have experienced significant increases in the cost of grapes. Although we believe we have adequate sources of grape supplies, in the event demand for certain wine products exceeds expectations, we could experience shortages.

Our acquisition strategy may not be successful.

We have made a number of acquisitions in the recent years and anticipate that we may, from time to time, acquire additional businesses, assets or securities of companies that we believe would provide a strategic fit with our business. Any other acquired business will need to be integrated with our existing operations. There can be no assurance that we will effectively assimilate the business or product offerings of acquired companies into our business or product offerings. Any acquisitions also will be accompanied by risks such as potential exposure to unknown liabilities of acquired companies, the difficulty and expense of integrating the operations and personnel of the acquired companies, the potential disruption to our business, the diversion of management time and attention, the impairment of relationships with and the possible loss of key employees and customers of the acquired business, and the incurrence of amortization expenses if any acquisition is accounted for as a purchase. Our failure to adequately manage the risks associated with any acquisition could have a material adverse effect on our financial condition or results of operations.

Currency rate fluctuations/foreign operations.

Almost all of our sales are in foreign countries and, therefore, we are subject to the risks associated with currency fluctuations. Any payment provisions involving foreign currencies may result in less revenue than expected due to foreign currency rate fluctuations.

We could also be affected by nationalizations or unstable governments or legal systems or intergovernmental disputes, as well as the imposition of unforeseen and adverse trade regulations. These currency, economic and political uncertainties may affect our results, especially to the extent these matters, or the decisions, policies or economic strength of our suppliers, affect our foreign operations.

Agricultural risks.

Winemaking and grape growing are subject to a variety of agricultural risks. Various diseases, pests, fungi, viruses, drought, frost and certain other weather and climatic conditions can affect the quality and quantity of grapes available to us, decreasing our supply of grapes and having a negative impact on our operating results.

New regulations or increased regulatory costs could harm our business.

The wine industry is subject to extensive regulation by the Moldovan Ministry of Agriculture and various foreign agencies, and local authorities. These regulations and laws dictate such matters as licensing requirements, trade and pricing practices, permitted distribution channels, permitted and required labeling, advertising and relations with wholesalers and retailers. Any expansion of our existing facilities or development of new vineyards or wineries may be limited by present and future zoning ordinances, environmental restrictions and other legal requirements. In addition, new regulations, requirements and/or increases in excise taxes, income taxes, property and sales taxes or international tariffs, could reduce our profits. Future legal or regulatory challenges to the industry, either individually or in the aggregate, could harm our business.

Deterioration of the market reforms undertaken by the Moldovan government may undermine our ability to operate the company and predict financial performance.

The Republic of Moldova has undergone significant political and economic change since 1990. Political, economic, social and similar developments in Moldova could in the future have a material adverse effect on our business and operations. In particular, changes in laws or regulations (or in the interpretations of existing laws or regulations), whether caused by changes in the government of Moldova or otherwise, could materially adversely affect our business and operations. For example, currently there are no significant limitations on the repatriation of profits from Moldova, but there is no assurance that foreign exchange control restrictions or similar limitations will not be imposed in the future with regard to repatriation of earnings and investments from the country. If such exchange control restrictions, or similar limitations are imposed, the ability of our U.S. parent holding company to receive dividends or other payments from its subsidiaries could be reduced, which would reduce our ability to pay dividends or invest in the Company growth in countries other than Moldova.

We will need more working capital to grow.

The wine industry is a capital-intensive business, which requires substantial capital expenditures to improve or expand wine production and to develop or acquire vineyards. Further, the acquisition of grapes and bulk wine require substantial amounts of working capital. We project the need for significant capital spending and increased working capital requirements over the next several years, which must be financed by cash from operations, additional borrowings or additional equity.

Infringement of our trademarks may damage our brand names or our business.

Our wines are branded consumer products, and we distinguish our wines from our competitors by enforcement of our trademarks. There can be no assurance that competitors will refrain from infringing our marks or using trademarks, trade names or trade dress that dilute our intellectual property rights, and any such action may require us to become involved in litigation to protect these rights. Litigation of this nature can be very expensive and tends to divert management’s time and attention.

Adverse public opinion about alcohol may harm our business.

A number of research studies suggest that various health benefits may result from the moderate consumption of alcohol, but other studies suggest that alcohol consumption does not have any health benefits and may in fact increase the risk of stroke, cancer and other illnesses. If an unfavorable report on alcohol consumption gains general support, it could harm the wine industry and our business. Alternatively, anti-alcohol groups have, in the past, successfully advocated more stringent labeling requirements and other regulations designed to discourage consumption of alcoholic beverages, including wine. More restrictive regulations, negative publicity regarding alcohol consumption, publication of studies that indicate a significant health risk from moderate consumption of alcohol or changes in consumer perceptions of the relative healthfulness or safety of wine generally could adversely affect the sale and consumption of wine and the demand for wine and wine grapes and could have a material adverse effect on our business, financial condition and results of operations.

Volatility inherent in the emerging economies such as Moldova associated with increased risks of adverse political, regulatory or economic developments may adversely affect the value of our common stock as a result of development that would not affect other U.S. issuers without material operations in emerging markets.

In general, investing in the securities of issuers with substantial operations in foreign markets such as Eastern Europe involves a higher degree of risk than investing in the securities of issuers with substantial operations in the United States and similar jurisdictions. The Russian and Eastern European markets could be subject to greater social, economic, regulatory and political uncertainties than the United States, which could have an adverse effect on the market value and liquidity of our common stock.

There is a limited market for our common stock.

Our shares are currently listed on the American Stock Exchange. However, of the current 12,057,440 shares of common stock outstanding on January 31, 2004, only 1,104,516 shares, or just over nine percent, are held by someone other than our officers and directors. Due to the low number of outstanding shares held by the “public,” the market price of our common stock may be volatile and you may experience delays in the timing of transactions and reductions in the number and quality of securities analysts’ reporting on us and the extent of our coverage in the media.

Constantine Jitaru and Anatolie Sirbu beneficially own, collectively, over 90% of our outstanding shares of common stock and they exercise significant control over our affairs.

As of January 31, 2004, Mr. Jitaru and Mr. Sirbu beneficially owned, collectively, enough shares of our common stock to not only elect all of our directors, but also to:

•	amend or prevent amendment of our articles of incorporation or bylaws;

•	effect or prevent a merger, sale of assets or other corporate transaction; and

•	control the outcome of any other matter submitted to the stockholders for vote.

As a result of their ownership and positions, our directors and executive officers, collectively, are able to significantly influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, sales of significant amounts of shares held by Messrs. Jitaru and Sirbu, or the prospect of these sales, could adversely affect the market price of our common stock. Management’s stock ownership may discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price. Furthermore, with less than ten percent of our outstanding shares of common stock held by other parties, the market price of our common stock is volatile.

Our stockholders could experience unusual expense and uncertainty in trying to enforce any judicial judgment against us.

We are organized under the laws of Nevada. Therefore, our stockholders are able to affect service of process in the United States upon us and may be able to affect service of process upon our directors. However, we are a holding company, almost all of the operating assets of which are located outside the United States. As a result, it may not be possible for investors to enforce against our assets judgments of United States courts predicated upon the civil liability provisions of United States laws. Original actions or actions for enforcement of judgments of U.S. courts of civil liabilities predicated solely upon the laws of the United States may not be enforceable in the Republic of Moldova. In addition, awards of punitive damages in actions brought in the United States or elsewhere may not be enforceable in Moldova.

We do not plan to pay cash dividends.

Holders of our common stock are entitled to cash dividends when, as and if declared by the board of directors out of funds legally available for the payment of dividends. We have never paid dividends and our management does not anticipate the declaration or payments of any dividends in the foreseeable future. We intend to retain earnings, if any, to finance the development and expansion of our business. Our future dividend policy will be subject to the discretion of our board of directors and will be contingent upon future earnings, if any, our financial condition, capital requirements, general business conditions and other factors.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

Some of the statements made or incorporated by reference in this prospectus may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. The words and phrases “should be,” “will be,” “believe,” “expect,” “anticipate,” “estimate,” “forecast,” “goal” and similar expressions identify forward-looking statements and express our expectations about future events. These include such matters as:

•	Our financial position

•	Business strategy and budgets

•	Anticipated capital expenditures

•	Planting of vineyards

•	Timing and quantity of future production of grapes and/or wine

•	Operating costs and other expenses

•	Cash flow and anticipated liquidity

•	rospect development

•	Property acquisitions and sales

Although we believe the expectations reflected in our forward-looking statements are reasonable, we cannot assure you that our expectations will occur. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from actual future results expressed or implied by the forward-looking statements. These factors include among others:

•	The risks associated with grape growing, grape processing, wine fermentation and aging

•	Availability of capital and the ability to repay indebtedness when due

•	Ability to raise capital to fund capital expenditures

•	Climatic conditions

•	Availability and cost of raw materials and equipment

•	Ality of Asconi to become and maintain a position as a competitive player in the wine and spirits industry

•	Ability to find and retain skilled personnel

•	Strength and financial resources of competitors

•	Federal and state regulatory developments and approvals

•	Worldwide economic conditions

You should not unduly rely on these forward-looking statements in this prospectus, as they speak only as of the date of this prospectus. Except as required by law, we assume no obligation to update or revise our forward-looking statements to reflect events or circumstances occurring after the date of this prospectus or to reflect the occurrence of unanticipated events. See the information under the heading “Risk Factors” referred to on page 2 of this prospectus for some of the important factors that could affect our financial performance or could cause actual results to differ materially from estimates contained in forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling stockholders of the shares of common sock covered by this prospectus. The selling stockholders who sell their shares will receive all of the net proceeds from the sale of such shares. The selling stockholders will not pay any of the expenses incurred in connection with the registration of the shares, but they will pay all commissions, discounts, and other compensation to any securities broker-dealer through whom they sell any of the shares.

We will receive proceeds from the selling stockholders if and when the selling stockholders exercise the warrants we issued to them in connection with our private placement in December 2003. The warrants represent the right to purchase a total of 317,100 shares of our common stock at various exercise prices. Warrants for 259,600 shares have at an exercise price of $8.52 per share, warrants for 50,000 shares have an exercise price of $5.75 per share and warrants for 7,500 shares have an exercise price of $1.50 per share, and are subject to a cashless exercise. If all of the warrants are exercised, and the holder of the warrants for 7,500 shares makes a cashless exercise, we will receive gross proceeds of $2,499,292. Any such proceeds will be used for general corporate purposes.

SELLING STOCKHOLDERS

The following table lists the names of the selling stockholders, the number of shares of common stock beneficially owned by each selling stockholder on February 1, 2004, the number of shares which may be offered for sale by this prospectus and the number of shares beneficially owned by each selling stockholder after completion of the offering. Because the selling stockholders may offer all, some or none of their common stock for sale, we cannot provide a definitive estimate as to the number of shares that will be held by the selling stockholders after the offering.

Under the rules of the SEC, beneficial ownership includes shares over which the named stockholder exercises voting and/or investment control. Unless otherwise indicated, we believe that the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws. The information with respect to beneficial ownership of common stock held by each person is based upon record ownership data provided by our transfer agent, information as supplied or confirmed by the selling stockholders, statements filed with the SEC, or our actual knowledge. Information in the footnotes regarding persons with voting and investment control over the shares is based solely upon information provided by the selling stockholders. The term “selling stockholders” includes the selling stockholders listed below and their pledges, assignees, transferees, donees and successors-in-interest. None of the selling stockholders has had any position or other material relationship with us or our affiliates during the last three years.

Selling Stockholder	Shares beneficially owned prior to the offering(1)	Shares to be offered	Shares beneficially owned after the offering(2)
Melvyn and Patricia Seigal	11,428	11,428	—
J. Weinberg	1,000	1,000	—
Frank and Donna M. Catrambone	5,000	5,000	—
Ellie O. Siegel	5,000	5,000	—
Ronald Goldstein	10,000	10,000	—
Pat Seigel	6,258	6,258	—
William Block	40,000	40,000	—
Melvyn Siegel	40,000	40,000	—
Elma C. Foin	4,000	4,000	—
Randall C. Stein	5,000	5,000	—
Carol Lyon	2,000	2,000	—
Platinum Partners Global Macro Fund	80,000	80,000	—
Gary E. Bryant	20,000	20,000	—
Darryl Moy	4,000	4,000	—
Henry Tyler	4,000	4,000	—
Richard J. Rathman	4,000	4,000	—
Frank Catrambone	10,000	10,000	—
Professional Traders Fund, LLC	60,000	60,000	—
Reuven Y. Rosenberg	40,000	40,000	—
Arthur M. Strassler	5,000	5,000	—
Louisa P. Michelin	7,200	7,200	—
First Mirage Inc.	40,000	40,000	—
Bernard Bernstein	4,000	4,000	—
Ellie O. Siegel	10,000	10,000	—
Homeward Rehab	20,000	20,000	—
Ellis International Ltd.	120,000	120,000	—
CEOcast, Inc	4,000	4,000	—
Divine Capital Markets LLC	57,500	57,500	—

TOTAL	619,386	619,386

(1)	Beneficially owned shares include shares that are currently vested and exercisable or will vest or be exercisable within 60 days.
(2)	Assumes all of the shares covered by this prospectus are sold.

PLAN OF DISTRIBUTION

The selling stockholders, or their pledgees, donees, transferees or other successors in interest may offer their shares of common stock from time to time directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares of common stock as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. One or more of the following methods may be used to effect the distribution of the shares of common stock:

•	Ordinary brokers’ transactions, which may include long or short sales

•	Transactions involving cross or block trades or otherwise on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, in the over-the-counter market or in any other market for the common stock

•	Purchases by brokers, dealers or underwriters as principals and resale by such purchasers for their own accounts pursuant to this prospectus

•	“At the market” to or through market makers or into an existing market for the common stock

•	In other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents

•	Through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise)

•	Any combination of the foregoing or by any other legally available means

In addition, the selling stockholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders or their successors in interest may also enter into options or other transactions with broker-dealers that require the delivery to such broker-dealers of the shares of common stock, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, underwriters or agents participating in the distribution of the shares of common stock as agent may receive compensation in the form of discounts, concessions or commissions from the selling stockholders (and, if they act as agent for the purchaser of such shares of common stock, from such purchaser). Such discounts, concessions or commissions as to a particular broker, dealer, underwriter or agent might be greater or less than those customary in the type of transaction involved.

The selling stockholders and any brokers, dealers, underwriters or agents that participate in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act and any discounts, commissions or concessions received by any such persons might be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor the selling stockholders can presently estimate the amount of such compensation. We know of no existing arrangements between any selling stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of common stock.

Because selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of up to five business days prior to the commencement of such distribution. In addition, each selling stockholder will be subject to applicable provisions of the Exchange Act, and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders.

To the extent required, we will file, during any period in which offers or sales are being made, a supplement to this prospectus which sets forth, with respect to a particular offering, the specific number of shares of common stock to be sold, the name of the selling stockholders, the sale price, the name of any participating broker, dealer, underwriter or agent, any applicable commission or discount and any other material information with respect to the plan of distribution not previously disclosed.

We will not receive any of the proceeds from the sale of the shares of common stock offered hereby. We will pay substantially all of the expenses incident to this offering of the shares of common stock by the selling stockholders to the public other than commissions and discounts of brokers, dealers, underwriters or agents. We have agreed to indemnify some of the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

In order to comply with certain states’ securities laws, if applicable, the shares of common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the common stock may not be sold unless the common stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is satisfied.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by our counsel, Greenberg Traurig P.A., Orlando, Florida.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may inspect these documents without charge at the principal office of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies of these documents from the SEC’s Public Reference Room at its principal office. Information regarding the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s web site is http://www.sec.gov. You can also obtain copies of the materials we file with the SEC from our website at http://www.asconi.com. The information on our website is not part of this prospectus. Our common stock trades on the American Stock Exchange under the symbol “ACD”, and you can obtain information about our company at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York, 10006.

We have filed a registration statement on Form S-3 with the SEC relating to the offering of common stock pursuant to this prospectus. The registration statement contains information not found in this prospectus. For further information, you should refer to the registration statement, which you can inspect and copy in the manner and at the sources described above. Statements that we make in this prospectus, or that we incorporate by reference in this prospectus, concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete and, in each instance, reference is made to the copy of such document so filed.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in this prospectus or any other subsequently filed document that is incorporated by reference into this prospectus modified or supersedes such statement. We incorporate by reference the documents listed below into this prospectus, and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of this offering. The documents we incorporate by reference are:

•	Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002;

•	Our quarterly Reports on Form 10-QSB for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003;

•	Our Current Reports on Form 8-K filed on May 15, 2003, October 7, 2003, October 28, 2003, December 2, 2003, December 3, 2003, December 19, 2003 and February 4, 2004, and on Form 8-K/A filed on May 20, 2003, May 30, 2003, and June 4, 2003;

•	Our Definitive Proxy Statement for our 2003 Annual Meeting; and

•	The description of our common stock contained in our registration statement on Form 8-A12B filed on November 3, 2003.

In addition, all documents and reports, filed by us subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

You may obtain copies of these documents, other than exhibits, free of charge by contacting Serguei Melnik, our Chief Operations Officer, at our principal office, which is located at 1211 Semoran Boulevard, Suite 141, Casselberry, FL 32707, or by telephone at (407) 679-9463.

YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THE SELLING STOCKHOLDERS ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS DOCUMENT.

619,386 SHARES

ASCONI CORPORATION

COMMON STOCK

PROSPECTUS

February   , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of the common stock being registered hereby. All amounts, except the SEC registration fee, are estimates.

SEC registration fee	$553
Legal fees and expenses	$8,000
Accounting fees and expenses	$5,000
Printing fees and expenses	$1,000
Miscellaneous	$447

Total	$15,000

The Registrant intends to pay all expenses of registration, except that the selling stockholders shall pay all applicable selling commissions, brokerage fees and stock transfer taxes, if any.

Item 15.	Indemnification of Directors and Officers

Sections 78.7502 and 78.751 of the General Corporation Law of the State of Nevada and the Registrant’s certificate of incorporation contain provisions for indemnification of the Registrant’s directors and officers. Article IX of the restated articles of incorporation requires the Registrant to indemnify such persons against any and all expenses including attorney’s fees, judgments, fines and amounts paid in settlement incurred by such director or officer by reason of being a director or officer of Asconi, except when any liability in incurred due to such persons negligence or misconduct in the performance of his or her duties. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in that Securities Act and is therefore unenforceable.

Item 16.	Exhibits

Exhibit Number	Description

4.1	Restated Articles of Incorporation, incorporated by reference to our Quarterly Report on Form 10-QSB, filed on August 20, 2001 (Commission File No. 000-23712).

4.2	Amended and Restated Bylaws, incorporated by reference to our Quarterly Report on Form 10-QSB, filed on August 20, 2001 (Commission File No. 000-23712).

4.3	Form of Stock Purchase Agreement among the Registrant and purchasers in Registrant’s December 2003 private placement.

5.1	Opinion of Greenberg Traurig P.A.

23.1	Consent of Greenberg Traurig P.A. (included in its opinion filed as Exhibit 5.1)

24.1	Power of Attorney of certain directors and officers of Asconi corporation (included on signature page of this registration statement)

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

i.	include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.	reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; provided, however, that notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	include any material or changed information on the plan of distribution.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chisinau, Republic of Moldova, on February 3, 2004.

Asconi Corporation

By:	/s/ Constantin Jitaru

Constantin Jitaru President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Constantin Jitaru and Anatolie Sirbu, or any of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name and Signature	Title	Date

/s/ Constantin Jitaru Constantin Jitaru	President and Chief Executive Officer (Principal Executive Officer) and Director	February 5, 2004

/s/ Anatolie Sirbu Anatolie Sirbu	Chief Financial Officer (Principal Financial and Accounting Officer) and Director	February 5, 2004

/s/ Serguei Melnik Serguei Melnik	Director	February 5, 2004

/s/ Nicolae Sterbets Nicolae Sterbets	Director	February 5, 2004

/s/ Frank Clear Frank Clear	Director	February 5, 2004

/s/ Radu Bujoreanu Radu Bujoreanu	Director	February 5, 2004

/s/ Tatiana Radu Tatiana Radu	Director	February 5, 2004

EXHIBIT INDEX

Exhibit Number	Description

4.1	Restated Articles of Incorporation, incorporated by reference to our Quarterly Report on Form 10-QSB, filed on August 20, 2001 (Commission File No. 000-23712).

4.2	Amended and Restated Bylaws, incorporated by reference to our Quarterly Report on Form 10-QSB, filed on August 20, 2001 (Commission File No. 000-23712).

4.3	Form of Stock Purchase Agreement among the Registrant and purchasers in Registrant’s December 2003 private placement.

5.1	Opinion of Greenberg Traurig P.A.

23.1	Consent of Greenberg Traurig P.A. (included in its opinion filed as Exhibit 5.1)

24.1	Power of Attorney of certain directors and officers of Asconi corporation (included on signature page of this registration statement)